Exhibit 10.20.7

ORIGINAL

LEASE AMENDMENT SIX	CMD 177A (8/98)

(Expansion/Co-Terminous)

THIS LEASE AMENDMENT SIX (“Amendment”) is made and entered into as of the 1st day of April, 2003 by and between CMD Realty Investment Fund IV, L.P. an Illinois limited partnership (“Landlord”) and Mesa Air Group, Inc., a Nevada corporation (“Tenant”).

A.      Landlord and Tenant are the current parties to that certain lease (“Original Lease”) dated October 16, 1998, for premises (the “Premises”) in the building (the “Building”) known as Three Gateway, located at 410 N. 44th Street, Phoenix, Arizona (the “Property”), which lease has heretofore been amended by documents described and dated as follows: First Amendment to Lease dated March 9, 1999, Second Amendment to Lease dated November 8, 1999, Letter Agreement dated May 10, 2000, Lease Amendment Three dated November 7, 2000, Lease Amendment Four dated May 15, 2001, Lease Term Adjustment Confirmation dated January 3, 2001, Letter from Mesa Air dated May 30, 2001, Parking Letter dated March 21, 2002 and Lease Amendment Five dated October 11, 2002 (collectively, and as amended herein, the “Lease”).

B.      The parties mutually desire to amend the Lease on the terms hereof.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows.

1.      Additional Premises. The space currently known as a portion of Suite 1100 (“Additional Premises”), the approximate location of which is shown on Exhibit A hereto on the eleventh (11th) floor of the Building, and which shall be deemed to contain 713 square feet of rentable area for purposes hereof, shall be added to and become a part of the Premises commencing on May 1, 2003 (“Additional Premises Commencement Date”) and continuing co-terminously with the expiration date under the Lease (“Lease Expiration Date”), as the same may be extended from time to time, subject to the terms herein. The Additional Premises Commencement Date shall be subject to adjustment and confirmation to the extent further described below. As of the Additional Premises Commencement Date the Additional Premises shall be known as Suite 1110.

2.      Base Rent For Additional Premises. Tenant shall pay monthly base rent for the Additional Premises as provided below and otherwise as provided in the Lease:

Period	Additional Premises Monthly Base Rent
Additional Premises Commencement Date – August 31, 2004	$1,069.50
September 1, 2004 – August 31, 2005	$1,188.33
September 1, 2005 – August 31, 2007	$1,426.00
September 1, 2007 – August 31, 2009	$1,485.42
September 1, 2009 – Lease Expiration Date	$1,544.83

3.      Expenses and Taxes. Commencing on the Additional Premises Commencement Date: (a) Tenant shall pay Tenant’s Share for the Additional Premises of increases in Property expenses, real estate taxes and other such amounts, over the amount for the year 2003, and as otherwise provided in the Lease, and (b) “Tenant’s Share” for the Additional Premises shall be 33/100 percent (0.33%), for purposes hereof.

4.      Prorations; Consolidated or Separate Billings. If the Additional Premises Commencement Date does not occur at the beginning of an applicable payment period under the Lease, Landlord shall reasonably pro rate Tenant’s payment obligations on a per diem basis. The base rent, Property expenses, real estate taxes, and all other rentals and charges respecting the Additional Premises are sometimes herein called “Additional Premises Rent”. Landlord may compute and bill Additional Premises Rent (or components thereof) separately or treat the Additional Premises and Premises as one unit for computation and billing purposes.

5.      Other Terms. Commencing on the Additional Premises Commencement Date, the Additional Premises shall be added to, and become part of, the Premises under the Lease, and all applicable provisions then or thereafter in effect under the Lease shall also apply to the Additional Premises, except as provided to the contrary herein. Without limiting the generality of the preceding sentence, Sections 9, 10 and 11 of Lease Amendment Four and Sections 15 and 16 of Lease Amendment Three are incorporated herein by reference.

6.      Condition of Additional Premises. Tenant has inspected the Additional Premises (and portions of the Building, Property, systems and equipment providing access to or serving the Additional Premises) or has had an opportunity to do so, and agrees to accept the same “AS IS” without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements.

7.      Additional Premises Commencement Date Adjustments.

a.      Early Additional Premises Commencement Date. During any period that Tenant shall be permitted to enter the Additional Premises prior to the Additional Premises Commencement Date other than to occupy the same for business purposes (e.g. to install equipment or furniture, or to make alterations or improvements), Tenant shall comply with all provisions of the Lease, except for the payment of Additional Premises Rent. Landlord shall permit Tenant to have early access, so long as the Additional Premises is legally available, Landlord has completed any work required of Landlord under this Amendment (or can reasonably accommodate the scheduling of minor work that Tenant desires to perform, such as cabling, without delaying any such Landlord work), and Tenant is in compliance with the other provisions of the Lease. The Additional Premises Commencement Date, Additional Premises Rent and Tenant’s other obligations respecting the Additional Premises shall be advanced to such earlier date as Tenant commences occupying the Additional Premises for business purposes. If such event occurs with respect to a portion of the Additional Premises, the Additional Premises Commencement Date and Additional Premises Rent shall be so advanced with respect to such portion (and fairly prorated based on the rentable square footage involved).

b.      Additional Premises Commencement Date Delays. Subject to the other provisions of this Amendment, the Additional Premises Commencement Date, Additional Premises Rent and Tenant’s other obligations respecting the Additional Premises shall be postponed to the extent Tenant is unable to reasonably occupy the Additional Premises because Landlord fails to deliver possession of the Additional Premises for any reason, including holding over by prior occupants, except to the extent that Tenant, its space planners, architects, contractors, agents or employees cause such failure. If such failure occurs with respect to a portion of the Additional Premises, the Additional Premises Commencement Date, Additional Premises Rent and Tenant’s other obligations shall be so postponed with respect to such portion (and fairly prorated based on the rentable square footage involved). Any such delay in the Additional Premises Commencement Date shall not subject Landlord to liability for loss or damage resulting therefrom, and Tenant’s sole recourse with respect thereto shall be the postponement of Additional Premises Rent and other obligations described herein.

c.      Adjustments and Confirmation. If the Additional Premises Commencement Date is advanced or postponed as described above, the Lease Expiration Date shall not be changed. Landlord and Tenant shall execute a confirmation of the Additional Premises Commencement Date as adjusted herein in such form as Landlord may reasonably request; any failure to respond within thirty (30) days after Landlord provides such written confirmation shall be deemed an acceptance of the date set forth in Landlord’s confirmation. If Tenant disagrees with Landlord’s adjustment of such date, Tenant shall pay Additional Premises Rent and perform all other obligations commencing and ending on the dates determined by Landlord, subject to refund or credit when the matter is resolved.

8.      Real Estate Brokers. Tenant hereby represents to Landlord that Tenant has not dealt with any broker, salesperson, agent or finder in connection with this Amendment, except Cushman & Wakefield of Arizona, Inc., and agrees to defend, indemnify and hold Landlord, and its employees, agents and affiliates harmless from all liabilities and expenses (including reasonable attorneys’ fees and court costs) arising from any claims or demands of any other broker, salesperson, agent or finder with whom Tenant has dealt for any commission or fee alleged to be due in connection with this Amendment.

9.      Offer. The submission and negotiation of this Amendment shall not be deemed an offer to enter into the same by Landlord. This Amendment shall not be binding on Landlord unless and until fully signed and delivered by both parties. Tenant’s execution of this Amendment constitutes a firm offer to enter into the same which may not be withdrawn for a period of thirty (30) days after delivery to Landlord. During such period, Landlord may proceed in reliance thereon, but such acts shall not be deemed an acceptance.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

LANDLORD:	CMD REALTY INVESTMENT FUND IV, L.P. [SEAL] an Illinois limited partnership

By:	CMD/Fund IV GP Investments, L.P., an Illinois limited partnership, its general partner

By:	CMD REIM IV, Inc., an Illinois corporation, its general partner

By:	/s/ Lee Moreland
Lee Moreland, Vice President

TENANT:	Mesa Air Group, Inc., [SEAL] a Nevada corporation

By:	/s/ Michael J. Lotz
Michael J. Lotz, President & COO

CERTIFICATE

I, ____________________________________, as _____________________________ of the aforesaid Tenant, hereby certify that the individual(s) executing the foregoing Lease on behalf of Tenant was/were duly authorized to act in his/their capacities as set forth above, and his/their action(s) are the action of Tenant.

(Corporate Seal)

EXHIBIT A

Floor Plate Showing Additional Premises